EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Communication Intelligence Corporation Closes $3.6 Million Financing

Redwood Shores, CA, June 6, 2008 – Communication Intelligence Corporation (the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification, announced today that it has closed a financing, on June 5, 2008, led by Phoenix Venture Fund LLC (the “Investor”).

As part of the financing, the Company borrowed a total of $3,637,500 million (the “Loan”) from the Investor, which is a major shareholder of the Company, and two individuals (the “Additional Lenders”).  The Company received net proceeds of $2,675,000 after financing related expenses of $325,000 and refinancing $600,000 of debt previously issued to the Additional Lenders, as well as an additional $37,500 in accrued and unpaid interest on such $600,000 through May 31, 2008 at 15% per annum.  The Loan, which is secured by the assets of the Company and its subsidiary, CIC Acquisition Corp., bears interest at 8% per annum, payable quarterly in arrears in cash or in kind at the Company’s option, and matures June 5, 2010.  The Company also issued to the Investor and the Additional Lenders warrants to purchase 25,982,143 shares of the Company’s common stock, which are exercisable at $0.14 per share at any time after the Company secures approval from its stockholders to increase the number of authorized shares of common stock (which approval is expected to be secured at the Company’s upcoming annual meeting of stockholders to be held on June 30, 2008), until June 30, 2011.

Contemporaneously with the closing of the Loan, the Company also issued 1,040,000 shares of Convertible Preferred Stock (the “Preferred Shares”) in exchange for the cancellation of $995,000 of existing debt, as well as an additional $45,000 in accrued and unpaid interest thereon, held by several lenders, including one of the Additional Lenders and several entities related to that Additional Lender. Such cancelled debt was due in September and December of 2008 and carried interest at the rate of 15% per annum. The Preferred Shares are entitled to an 8% dividend per annum, payable quarterly in arrears in cash or in additional Preferred Shares at the Company’s option and have a liquidation preference of $1.00 per share over common stock.  The Preferred Shares are convertible into common stock at the conversion price of $0.14 per share any time after the Company secures approval from its stockholders to increase the number of authorized shares of common stock, which approval is expected to be secured at the Company’s upcoming annual meeting of stockholders, to be held on June 30, 2008.  If the Company is unable to secure such approval, it will be an event of default under the Loan, which would permit acceleration of the Loan, and the Company will be required to make a rescission offer to the holders of the Preferred Shares who upon acceptance of such offer, will receive a note identical to the original note exchange for the Preferred Shares. The Company also entered into a Registration Rights Agreement requiring it to register the common shares underlying the warrants and Preferred Shares issued as described above.

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications in SaaS and fully deployed delivery models.

Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK), Snap-on Credit and Wells Fargo chose CIC’s products to meet their needs.  CIC has deployments with over 400 channel partners and enterprises worldwide representing tens of thousand of users, with over 500 million electronic signatures captured, eliminating the need for over a billion pieces of paper.  CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks.  All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
650-802-7740                                                                                                             investorrelations@cic.com

                                                                 ###
PR#506Final